EXHIBIT 10.121

Dawson James Securities

March 26, 2008

Mr. Robert Prunetti
Chief Executive Officer
Performance Health Technologies, Inc.
427 River View Plaza
Trenton, NJ  08611

Dear Mr. Prunetti:

Dawson James Securities, Inc. (“DJS”) is pleased to present you with this proposal to assist you in possibly obtaining private equity financing for Performance Health Technologies, Inc. (the “Company”).  We would be pleased to introduce you to potential investors (the “Investors”) known to us who may have an interest in financing the Company (the “Transaction”).  The purpose of this letter is to memorialize the terms of our relationship.

The Company agrees that if a Transaction is closed with one or more Investors  introduced to the Company by DJS, then the Company will pay DJS at the closing of the Transaction and out of the closing escrow the following fees:

A.	Cash fee equal to fourteen percent (14%) of the gross investment amount.

B.
Source fee:  If within one year of the date of this Agreement, the Company completes any private financing of equity or debt (except to the extent DJS is acting as Placement Agent pursuant to the Placement Agent Agreement dated January 24, 2008, in which event DJS will be paid pursuant to said Placement Agent Agreement) with any prospective Investors to whom the Company was introduced by DJS and disclosed to the Company in writing, the Company will pay to DJS upon the closing of such financing the compensation set forth in (A) as a Source Fee.

While we are not asking to represent the Company on an exclusive basis, we do expect fee protection on anyone we approach on the Company’s behalf.  Furthermore, we are not asking for a front-end retainer of any type. Our compensation is strictly performance-based and is to be paid at the closing of a Transaction with Investors.  In addition, the Company agrees to reimburse our pre-approved out-of-pocket expenses as they relate to our engagement as described in this agreement.  Furthermore, it is expressly understood and acknowledged that DJS's relationship with you under the terms of this letter does not constitute any commitment, express or implied, on the part of DJS or any of its affiliates to purchase or place the Company's securities or to provide any type of financing and that this engagement will be conducted by DJS on a "best efforts" basis.

The Company agrees to indemnify DJS, its shareholders, employees and agents it may utilize in performance of this engagement (“Indemnified Parties”) against any liability, claim or damage, asserted by third parties arising out of or in connection with acts, errors, or omissions of the

Company under this agreement and for DJS’s performance of its duties under this engagement except those arising from DJS’s willful misconduct or gross negligence.  The Company agrees to pay or reimburse each Indemnified Party for all reasonable, documented expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the defense of any pending or threatened claim or any action or proceeding arising therefrom in which such Indemnified Party is or is threatened to be made a party.  To the extent this indemnity is unenforceable or unavailable for any reason, the Company and DJS will contribute to any liability, claims or damage asserted by third parties and related expenses, described above in this paragraph, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and its shareholders, on the one hand, and DJS, on the other, or (ii) if that allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not just those relative benefits, but also the relative fault of the Company and DJS (giving due regard to, among other things, the information supplied by each and their relative intent, knowledge, access to information and opportunity to correct or prevent misstatements or omissions).  In any event, to the extent permitted by law, the Indemnified Parties’ share of any losses or damages shall not exceed the amount of the fee actually paid to DJS by the Company.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles.  Any dispute arising out of this Agreement shall be adjudicated in the courts of the State of New York or in the federal courts sitting in the Southern District of New York, and each of the parties hereto agrees that service of process upon it by registered or certified mail at its address set forth herein shall be deemed adequate and lawful.

If the terms set forth in this letter are in accordance with your understanding of our agreement, please sign the enclosed copy of this letter and return it to DJS.  We look forward to working with you.

Very truly yours,

/s/ Albert J. Poliak

Robert J. Poliak
President

Agreed To and Accepted By:

Date: 3/26/08	/s/ Robert Prunetti
Mr. Robert Prunetti
Chief Executive Officer
Performance Health Technologies, Inc.

Members FINRA & SIPC
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